Exhibit 10.61

Agreement No.: PS21-O32

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

SERVICE AGREEMENT

MAIN DOCUMENT

Name of Project: [***] Procurement Services

Short description of activities under this Service Agreement: Procurement services needed for [***] and sustainability evaluation for [***] and [***].

This Service Agreement is between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”), and Polestar Automotive China Distribution., Ltd., Reg. No. 91510112MA6D05KT88, a corporation organized and existing under the laws of China (“Purchaser”).

Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

The Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”).

B.

Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement.

C.	In light of the foregoing, the Parties have agreed to execute this Service Agreement.

AGREEMENT

1.	GENERAL

1.1

This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties’ rights, obligations and performance of the Parties’ activities hereunder (the “General Terms”).

1.2	All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

2.	SERVICE SPECIFICATION

2.1	The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification in Appendix 1.

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Agreement No.: PS21-O32

3.	AFFILIATE

3.1	Affiliate shall for the purpose of this Service Agreement have the following meaning:

“Affiliate” means any other legal entity that, directly or indirectly, is controlled by or is under common control with Volvo Car Corporation or Polestar Automotive Holding Limited and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

4.	SERVICE CHARGES

4.1

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall to pay to Service Provider the service charges as further described below (the “Service Charges”).

4.2

The Service Charges for the Services will be based on the actual hours required for the Services to be performed by Service Provider as set forth in the Service Specification in Appendix 1 and the hourly rates as set forth in Appendix 3. The Parties acknowledge that the estimated Service Charges set forth in the Service Specification in Appendix 1, are based on an estimation of the amount of hours required for the performance of the Services and that this estimation may differ from the final actual number of hours charged by Service Provider. Hence, the Service Charges will ultimately be invoiced based on actual hours, not on estimated hours.

4.3	The Service Charges shall be paid in the currency: SEK.

4.4

The hourly rates that are used to calculate the Service Charges shall be determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. The hourly rates shall be calculated using the cost plus method, i.e. full cost incurred plus an arm’s length mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser.

5.	PAYMENT

5.1

If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser, or if otherwise agreed between the Parties, have its Affiliates and/or subcontractors invoice Purchaser directly.

5.2	The actual Service Charges shall be invoiced on a monthly basis at the end of each month and paid by Purchaser in accordance with what is set out in the General Terms.

6.	GOVERNANCE FORUM

6.1

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 6.

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6.2

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar IO&Q. Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

6.3

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive Alignment Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

7.	TEMPLATE FINANCIAL REPORTING

7.1	The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser and be done based on the template attached as Appendix 4.

8.	ORDER OF PRIORITY

8.1

In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

(1)	This Main Document

(2)	Appendix 2, General Terms—Service Agreement

(3)	Appendix 1, Service Specification

(4)	Appendix 3, Hourly Rates

(5)	Appendix 4, Template Financial Reporting

9.	NOTICES

9.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:

(a)	To Service Provider:

Volvo Car Corporation

Attention: [***]

SE-405 31 Gothenburg, SWEDEN

Email: [***]

With a copy not constituting notice to:

Volvo Car Corporation

General Counsel

50090 Group Legal and Corporate Governance

SE-405 31 Gothenburg, SWEDEN

Email: legal@volvocars.com

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Agreement No.: PS21-O32

(b)	To Purchaser:

Polestar Performance AB Polestar Business Office

Attention: [***] 9 SE-405 31 Gothenburg, SWEDEN

Email:[***]

With a copy not constituting notice to:

Polestar Performance AB

Legal Department

[***] 9 SE-405 31 Gothenburg, SWEDEN Email: legal@polestar.com

[SIGNATURE PAGE FOLLOWS]

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Agreement No.: PS21-O32

This Service Agreement has been signed in 2 originals, of which the Parties have received 1 each.

VOLVO CAR CORPORATION
POLESTAR AUTOMOTIVE CHINA
DISTRIBUTION CO., LTD.

/s/ Lars Danielson

/s/ Maria Hemberg
Printed Name:	Maria Hemberg
Title:	General Counsel

Date:	1 July 2021

Date:

By:	/s/ Bjorn Annwall	By:
Printed Name:	Bjorn Annwall	Printed Name:

Title:	CFO

Title:

Date:

Date:	1 July 2021

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SERVICE AGREEMENT

APPENDIX 1

SERVICE SPECIFICATION

Direct Material Procurement Services, [***] from SE/EU

1.	GENERAL

1.1

This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

“Procurement”—Involves both commercial purchasing and quality assurance of suppliers and their products and services.

“Direct Material Procurement”—Purchasing from and quality assurance of Suppliers of car component tooling, car components, vehicle software and related development activities.

“Indirect Procurement”—Purchasing of Non-Production Material, Services and IT.

“SQM” means Supplier Quality Management, function within Direct Procurement that quality assures suppliers and the car components that they supply to Volvo Cars.

“SCM” (Supplier Choice Meeting) and “SCC” (Supplier Choice Committee) means Volvo Car Procurement’s meetings/meeting structure for decisions on supplier selection, regardless if the actual name(s) of these decision meeting(s) are different than “SCM” or “SCC”.

3.	GENERAL DESCRIPTION

3.1

The Parties have agreed that the Service Provider will under this Agreement provide the service for Direct Material Procurement activities defined in this specification for the Purchaser related to the [***] project.

The overall objectives of the activities are to source the best suppliers at a competitive cost level, in a timely manner and based on Volvo Cars standards.

3.2	The services of Indirect Procurement are not included in this Agreement and will be subject to a separate agreement.

3.3

The service is for carry-over sourcing work and other common car program assignments as specified in this document, and does not include yearly price negotiations and/or market tests for commercial reasons for unique Polestar components (but all platform parts are included), it does not include managing supplier claims of extraordinary kind, or any other special projects or activities. Such activities require a separate Service Request(s) by Purchaser, to be aligned and agreed in a separate Service Level Agreement.

3.4	The principles for common vendor tooling are not included in this Agreement and will be subject to a separate agreement.

3.5

The Direct Material Procurement services includes the below categories. For the avoidance of doubt, the detailed agreed scope of the carry-over / modified sourcing work as specified in section 5, is stated in Schedule 1.

•	Polestar Technology (Category 1) components

•	PS Unique Volvo Technology (Category 2)

•	Volvo Technology (Category 3A and 4) components

•	Common Polestar Technology (Category 3B) components

4.	ASSUMPTIONS/PREREQUISITES

4.1

The Procurement services will be carried out according to and within Volvo Cars existing sourcing process and approval levels. Volvo Cars Procurement will follow the already established functional forums, where Procurement is required for the sourcing process. Sourcing Strategy (bidders list) and Sourcing Decision (final supplier) will be approved in Volvo Cars Supplier Choice Meeting (“SCM”) or equal decision meetings and Supplier Choice Consensus (“SCC”). The governance process is described in Appendix 2.

4.2

At the supplier selection for Polestar modified components, Polestar is responsible to participate in the SCM and is regarded as one of the Stakeholders and will have a voice in the SCM. At the supplier selection for carry-over components, Polestar may be invited to be present in the SCM. Service provider will provide all SCM material to the Purchaser when material is officially filed prior to SCM or related decision meeting.

4.3

Volvo Cars Procurement requires all Engineering Statement of Work (“ESOW”) to be agreed and signed-off between Volvo Cars and Polestar R&D before Sourcing is commenced. Sourcing decisions will be based on multiple parameters such as quality, technical capability, sustainability, strategic consideration, and price. All price calculations are based on landed cost.

4.4

To adhere to Volvo Cars standards, the Volvo Cars Purchasing Terms & Conditions will be used towards the suppliers at sourcing and contract signing. Volvo Cars plants payment terms: 60 days + free delivery months and 75 days net for export/import between EU and China. Volvo Cars delivery terms: FCA.

4.5

Information which is part of the Result generated under this Agreement will be shared with Purchaser upon request based on Procurement Information Sharing principles in Polestar Shared Technology Working Principles (STWP). Purchaser recognize that the information will be provided within a reasonable timeframe considering Sellers’ resource constraints. Volvo Cars will not share benchmark data without the consent of the Supplier.

4.6	Volvo Cars Procurement functions will work in their normal line organisation while providing this service to Polestar and may work with other projects in parallel.

5.	DESCRIPTION OF THE SERVICE ACTIVITIES

5.1	The service will be provided in two main areas:

1.	Carry-over and modification sourcing from [***] to [***]

•	Planning and Sourcing—Volvo Cars Procurement will lead the sourcing including team set-up, planning, execution, negotiation, contract, including performing needed supplier quality assessments.

•	Industrialization—Volvo cars Procurement will lead the industrialization work including project changes through normal VPC-process, risk assessment, PPAP, and capacity verification.

2.	[***] support to Polestar throughout the program within the following:

•

Program liaison. Be the single point of contact to Polestar regarding other requested Polestar unique information (i.e information sharing requests, order status tracking) and manage outsourced services etc.

•	Sustainability assessment and verification of all suppliers in [***] when necessary

•	If requested, onboarding of new suppliers in VGS/Parma and ordering in 51+ through Volvo Cars managed Out-sourced services

5.2	The scope of the sourcing work of carry-over & modified parts from [***] to [***] is described in the attached Schedule 1 and includes:

•	Request new capacity (RWC) and RFQ out to supplier

•	ESOW/specification alignment, in case of modified carry-over parts

•	Quotation analysis and cost estimates, negotiations with suppliers

•	Plan/prepare c/o sourcing in VGS, get internal approvals leading to approval

•	Create contract addendum and signing process with supplier

•	Feedback Contracted Weekly Capacity (CWC) to SP-tool

Moreover, for quality assurance, this includes capacity verification at supplier and quality verification for modified parts and PSW/PPAP per part number, approved by Volvo Cars Site SQM including verified weekly capacity. SQM will also manage 0 km supplier quality assurance up to Start of Production + 90 days.

5.3	Scope of Sourcing Work and Changes in the Part List (Schedule 1)

5.3.1	Only Part Numbers released and possible to identify in Service Provider’s systems will be included in the scope. Part numbers not possible to identify will be rejected from the scope.

5.3.2

If Purchaser requests changes to the scope (added / deleted parts from Schedule 1) after the signing of this agreement, such a change need to be clearly defined by Purchaser in a written notice to Service Provider without unnecessary delay. Such a written notice will not automatically lead to that Service Provider accepts and implements the change, Service Provider will assess the possibility to manage these changes depending on resource situation and other relevant aspects and inform Purchaser.

5.3.3	If Purchaser requests changes to the scope as described in 5.3.2, and that these changes eventually lead to supplier claims, the Purchaser will take full responsibility for the claims.

5.4	Sustainability-the following sustainability services would be offered and delivered for full [***] and [***] project:

•

Compliance Due Diligence: Conduct screening and provide result prior sourcing and re-occurring for running suppliers within Direct Material and Indirect Material. The Purchaser will decide on process for handling discrepancies and execute accordingly in business. The Service Purchaser is responsible for obtaining license and providing supplier lists through automated process.

•

Risk Assessment and Audit: Conduct annual risk screening of Direct Material and Indirect Material suppliers in running business. Draft audit selection based on result and execute third-party audits based on decision from the Purchaser. Support in follow-up and closure of audit findings. The Purchaser is responsible for obtaining license (Responsible Business Alliance) and handle audit cost by supplier agreement or in own budget.

•

Self-Assessment Questionnaire (SAQ): The Purchaser is responsible for obtaining license to NQC and gain access to VCC VSIM-system. Service Provider will support with invitation to suppliers based on list provided by Service Purchaser and request suppliers to share result with The Purchaser. Indirect Material Supplier out of scope.

•

Conflict Minerals: The Purchaser is responsible for obtaining license to system (e.g. IPoint) and provide Service Provider with relevant supplier list. Service Provider will invite and follow-up progress of CMRT.

•

Carbon Disclosure Data: The Purchaser is responsible for obtaining license and providing supplier list. Service Provider will support with invitations and CDP correspondence. Data will be provided based on CDP compilation.

•	Additional services and tools can be offered when introduced and implemented by VCC (e.g. Environmental Assessment in VSIM) and on demand, but out of scope for this service request.

5.5

Volvo will share CWC data for Polestar [***] unique parts/capacity groups from SP Tool. Where [***] is part of a common capacity group, Polestar will get info about the Capacity Group (supplier, vehicles included, part numbers), but not receive the CWC for the total group.

5.6

Supplier Onboarding in VSM/Parma for new [***] suppliers: The Service Provider will, based on the Purchasers request via SNOW, on-board suppliers in VSM (Volvo Supplier Management) according to Volvo Procurement procedure. This includes initiating requests to suppliers, follow-up that information is correct and on-board the supplier to status “final”.

This service will be done by an Out-sourced service and will be managed by the Service Provider and the service will follow the same processes and performance follow up as to the Service Providers own organization.

5.7

Ordering in SI Plus for full [***] project: When needed, place purchase orders for tooling, prototype and series build parts. When applicable also for engineering orders. Ordering will be done in SI +/SAP with Polestar order template when Polestar owned tool orders. For the Service Provider to be able to place orders in SI+, Polestar unique suppliers need to be registered and included in supplier base system VSM/Parma. Polestar orders will be approved in SI+ according to Volvo Delegation of Authority.

Ordering in SI+ will be done by an Out-sourced service but will be managed by the Service Provider and the service will follow the same processes and performance follow up as to the Service Providers own organization

5.8	Volvo Cars Procurement will perform procurement deliveries through the following functions and their activities:

•

Program liaison—Scope and plan the sourcing activities and drive that tasks are met timely. Coordinate the different functions and services that are provided in this agreement within VCC and be the link between VCC Procurement and Polestar Program and functions working with [***].

•	Capacity and volume prerequisites team—Provide, via SP-tool, volume prerequisites for the buyers RFQ.

•	Hardware, Software and Propulsion Buyers—Perform supplier evaluation (SEM) if needed, lead the sourcing, negotiation, supplier selection and contract signing.

•	Cost estimator—Perform cost estimates based on LCE and OCE and communicate with the Buyer as needed.

•	SQM/Sustainability team—Perform supplier evaluations (SEMAT and SAQ).

5.9

In addition Volvo Cars Procurement will provide all management and business support needed to support the different functions and processes with decisions and business analysis to support these decisions

5.10

Cost targets per component for Polestar Technology components will be set based on program affordable defined by project management prior to sourcing. Deviations from set cost targets for Polestar Technology components will be aligned in operational program meetings and then agreed in SCM/SCC, including participation from Polestar. In the event a deviation cannot be agreed in SCM/SCC, the issue will be escalated according to the governance process described in Appendix 2. Cost target for common components will follow the already established Volvo Cars internal process.

Eventual year-over-year cost reductions (LTA’s) for Polestar Technology components will be handled based on case-by-case potential and according to supplier strategies or based on alignment with Polestar.

5.11	Volvo Cars Procurement will keep Polestar informed of the overall progress of the sourcing including potential deviations from targets in the Polestar SCM forum.

6.	TIMING AND DURATION

6.1

The activities shall commence on [***] and are supposed to end no later than the FSR milestone for [***] project (currently planned at [***]). Service Provider will follow the time plan for [***] project.

7.	ESTIMATED HOURS

7.1	The Parties estimate that in total [***] hours are required to perform the Services in EU. It is both Parties understanding that eight hours constitute one working day.

[***]

8.	THE PURCHASER’S RESPONSIBILITIES

8.1

Polestar must follow the already established process within Volvo Cars to provide volume plans and information with specification of take-rates and variants that allows Procurement Capacity and volume pre-requisites team to provide a SP (volume/capacity pre-requisites) to the sourcing VCC Buyer.

8.2	Polestar is responsible to participate in SCM and SCC meetings, if requested

8.3	Polestar is responsible to provide approved funding of tooling investments for Polestar unique technology tooling and agreed cost targets in front of negotiations with suppliers.

8.4	Polestar will abide to Volvo Cars supplier strategies and, with Volvo Cars R&D agreed, Commodity Business Plans (“CBP”).

8.5	Polestar will always be ultimately responsible for the Purchase Orders placed in Polestars name (i.e. payments, volume).

8.6	Only if requested by Volvo Cars will Polestar give input for sourcing of suppliers for Polestar unique technology components.

8.7	Only if requested by Volvo Cars will Polestar participate in supplier strategy work for Polestar unique technology components.

8.8

Polestar will keep a Power of Attorney updated and available for each of Volvo Cars legal entities to act on Polestars behalf. The purpose is to avoid any confusion towards suppliers and clarify that Volvo Cars has the authority to deliver the direct material procurement services for Polestar.

8.9

Polestar will need to sign supplier agreements and attachments (i.e. Framework Purchasing Agreement, ESOW, final price sheet, Volume pre-requisites etc) for Polestar Technology according to Polestar Delegation of Authority. If requested, Volvo Cars will use Polestar templates when acting on Polestars behalf.

[***]

SERVICE AGREEMENT

APPENDIX 2

GENERAL TERMS

1.	BACKGROUND

This Appendix 2, General Terms—Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties.

2.	DEFINITIONS

2.1

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document.

2.2	“Appendix” means an appendix to the Main Document.

2.3	“Background IP” means the Intellectual Property Rights either:

(a)	owned by either of the Parties;

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties;

(c)	to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement.

2.4

“Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, knowhow, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.

2.5	“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

2.6

“EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing.

2.7	“Force Majeure Event” shall have the meaning set out in Section 15.1.

2.8

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement.

2.9

“Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

2.10

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

2.11	“Main Document” means the contract document (with the heading “Main Document—Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix.

2.12

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement.

2.13

“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

2.14	“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

2.15

“Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not.

2.16	“Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto.

2.17	“Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time.

2.18	“Service Charges” means the service charges as set forth or referenced to in the Main Document.

2.19

“Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement.

2.20	“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement.

2.21

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

2.22

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

2.23

The right to “have made” is the right of a Party in its capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for that Party and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for that Party.

3.	PROVISION OF SERVICES

3.1	Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification.

3.2

Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services.

3.3	Subcontractors.

3.3.1

The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof.

3.3.2

Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed.

3.4

Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

4.	SERVICE REQUIREMENTS

4.1	All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner.

4.2

When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs.

4.3

Service Provider acknowledges that time is of essence and Service Provider agrees to strictly respect and adhere to the deadlines set out in the Service Specification in Appendix 1, such as time limits, milestones and gates. In the event Service Provider risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Service Provider shall appoint additional resources in order to avoid the effects of the anticipated delay or the delay (as the case may be).

4.4

In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible.

4.5	In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section

17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4.

4.6

Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services.

4.7

Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership of existing Intellectual Property Rights.

5.1.1	Each Party remains the sole and exclusive owner of its Background IP.

5.1.2	Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

5.2

Ownership of Results. In the event any Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that Service Provider shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Service Provider. Service Provider shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results.

5.3	License grant.

5.3.1

Upon creation of the Results, Purchaser shall at the same time automatically be granted a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the , license described hereunder)), non-assignable (however assignable to Purchaser’s Affiliates), worldwide license to Use, in whole or in part, the Results and, if applicable, any Background IP embedded in or otherwise used in the development of the Results. The license granted in this Section 5.3.1 is limited to the extent such license is necessary for Purchaser to make use of the Services provided hereunder and to enable an orderly transfer to another service provider after the termination and/or expiry of this Service Agreement.

5.3.2

Notwithstanding anything to the contrary in this Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

5.4	Volvo brand name.

5.4.1

For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

5.4.2

This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

5.5	Polestar brand name.

5.5.1

Correspondingly, t is especially noted that this Service Agreement does not include any right to use the Polestar brand name or Trademarks, or refer to Polestar in communications or official documents of whatever kind.

5.5.2

This means that this Service Agreement does not include any rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

6.	SERVICE CHARGES

6.1

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document.

7.	PAYMENT TERMS

7.1	The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7.

7.2	Purchaser shall bear all taxes, including VAT, Withholding Tax and surtaxes, that are applicable in accordance with local legislation to amounts and payments under this Service Agreement.

7.3	Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within 30 days after the invoice date.

7.4

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2.0%) per annum.

7.5	Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document.

8.	AUDIT

8.1

During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement.

8.2

Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

9.	REPRESENTATIONS

9.1	Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder;

(c)

the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

10.	SERVICE WARRANTY

10.1	When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge.

10.2

Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing.

10.3

Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

11.	LIMITATION OF LIABILITY

11.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement.

11.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to 30 % of the total Service Charges payable by Purchaser to Service Provider hereunder.

11.3	The limitations of liability set forth in this Section 11 shall not apply in respect of:

(a) claims related to death or bodily injury;

(b) damage caused by wilful misconduct or gross negligence;

(c)	damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below; or

(d)	damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property.

12.	GOVERNANCE AND CHANGES

12.1	Governance.

12.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising underthis Service Agreement.

12.1.2

The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

12.1.3	If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.

12.2	Changes.

12.3

During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

12.4

The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

13.	CONFIDENTIAL INFORMATION

13.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

13.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

13.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

13.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

13.5

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

13.6

For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider.

13.7	This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time.

14.	TERM AND TERMINATION

14.1

This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until the Services are completed.

14.2	Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

14.3	For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement.

14.4

Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 17.1.

14.5	Purchaser shall in addition be entitled to cancel the Services performed by Service Provider for convenience upon 30 days written notice to Service Provider.

14.6

In the event Purchaser cancels the Services in accordance with Section 14.5 above, the Service Charges shall, in addition to what is set out in the Main Document, include any other reasonable proven costs Service Provider has incurred until the effective date of the cancellation.

14.7	Either Party shall in addition be entitled to terminate the Service Agreement for convenience upon 60 days written notice to the other Party.

15.	MISCELLANEOUS

15.1	Force majeure.

15.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event.

15.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its nonperformance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

15.2

Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a) in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate.

15.3	Assignment.

15.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent.

15.3.2	Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party.

15.4

Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

15.5

Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended.

15.6

Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices.

15.7	Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

15.8	Survival.

15.8.1

If this Service Agreement is terminated or expires pursuant to Section 14 above, Section 5.3 (License grant), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

15.8.2

Notwithstanding Section 15.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 15.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination.

16.	GOVERNING LAW

16.1	This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of:

(a)	the People’s Republic of China, if the Party that is providing the Services is incorporated under the laws of the People’s Republic of China; and

(b)	Sweden, if the Party that is providing the Services is incorporated under the laws of Sweden,

without giving regard to its conflict of laws principles.

17.	DISPUTE RESOLUTION

17.1	Escalation principles.

17.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

17.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

17.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below.

17.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

17.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

17.2	Arbitration.

17.2.1	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall:

(a)

if the Party that is providing the Services is incorporated under the laws of the People’s Republic of China, be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese; and

(b)

if the Party that is providing the Services is incorporated under the laws of Sweden, be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators.

17.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

17.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

17.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

Appendix 3 Hourly Rates 2021

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*	Memo: The agreed hourly rates for 2021 should be used until 2022 rates are agreed and decided.